EXHBIT 99.1


The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


              Reader's Digest Reports Improved Operating Results
                and Increased Free Cash Flow for 4Q Fiscal 2002

      PLEASANTVILLE, NY, July 31, 2002 -- The Reader's Digest Association, Inc. (NYSE: RDA, RDB) today announced Fiscal 2002 fourth quarter adjusted earnings of $0.19 per share, excluding special charges, in line with previous guidance and significantly higher than the comparable Fiscal 2001 fourth quarter adjusted EPS of $0.05. Segment operating profits for the quarter ended June 30, 2002, were $33 million, up from comparable prior-year segment operating profits of $6 million. Free cash flow improved in the Fiscal 2002 quarter by nearly $100 million, to $70 million.

      On a reported basis, Fiscal 2002 fourth quarter EPS was a loss of $0.03, compared with a reported loss of $0.22 per share in the Fiscal 2001 quarter. Reported Fiscal 2002 fourth quarter operating profits were $7 million, versus an operating loss of $20 million in the comparable Fiscal 2001 quarter.

The chart below summarizes reported versus adjusted results for Fiscal 2001 and 2002. Adjusted results exclude special charges. Details are provided in the appendix:



                                     Fourth Quarter              Full Year
($ in Millions)                     FY'02       FY'01        FY'02       FY'01

Revenue                            $  545      $  544       $2,369      $2,518
Operating Profit
   - Reported                      $    7      ($  20)      $  158      $  229
   - Adjusted (segment profit)     $   33      $    6       $  184      $  247
EPS
   - Reported                      ($0.03)     ($0.22)      $ 0.89      $ 1.26
   - Adjusted                      $ 0.19      $ 0.05       $ 1.12      $ 1.60

       "We are pleased with the company's performance in the fourth quarter," said Thomas O. Ryder, Chairman and CEO. "After a difficult first three quarters, the company closed the year more favorably with operating improvements across all of our business segments. Especially encouraging was our continued strong growth in free cash flow."

      Adjusted earnings per share of $0.19 included six weeks of contribution from the acquisition of Reiman Publications, the nation's leading publisher of magazines and books about food and country lifestyles. Reiman contributed revenues of $31 million, EBITDA of $5 million, operating profits of $1 million, interest expense of $3.6 million and EPS dilution of $0.02. Excluding Reiman, adjusted EPS was $0.21. For Fiscal 2003, the acquisition is expected to be marginally accretive.

      During the Fiscal 2002 fourth quarter, the company completed the Reiman acquisition and made a number of other strategic moves to strengthen its performance. It accelerated cost-reduction programs, closed some unprofitable businesses and significantly restructured others. In connection with these and other events, it took special charges totaling $34 million or $0.23 per share. A detailed explanation of these charges appears in the appendix.

      Full-year Fiscal 2002, excluding special charges, adjusted earnings were $1.12 per share, compared with adjusted earnings per share of $1.60 in Fiscal 2001. Segment operating profits were $184 million versus $247 million in Fiscal 2001. On a reported basis, Fiscal 2002 EPS was $0.89, versus $1.26 in Fiscal 2001. Reported operating profits were $158 million, versus $229 million in Fiscal 2001.

      During Fiscal 2002, the company increased free cash flow (cash flow before dividends, share repurchases, and acquisitions) to $160 million, an increase of $167 million over the prior year. This was attributable primarily to improvements in working capital. During the year, the company used the proceeds to repurchase 3.6 million shares of its stock, pay dividends and contribute toward the Reiman acquisition...


                               Analysis

      Fourth quarter Fiscal 2002 segment operating profits of $33 million were an improvement of $27 million over the comparable Fiscal 2001 results. This increase was principally driven by stronger performances in U.S. Magazines, International Businesses and Books Are Fun. For U.S. Magazines and International Businesses, gains principally reflected intensified re-engineering and cost-reduction efforts. Books Are Fun achieved growth by increasing sales. The U.S. operations of BHE dramatically reduced operating costs by aggressively reducing overhead, eliminating unprofitable product lines and lowering promotion costs. Total company revenues in the fourth quarter were flat. U.S. Magazines had higher revenues - largely reflecting the Reiman acquisition - as did Books Are Fun, but these increases were offset by reduced mail activity in North America BHE.

                                    Guidance

            Ryder said: "Our business has continued to improve despite challenges in many of the market environments in which we operate. Throughout the year, we focused on activities that we believe will produce the greatest returns for our business and create the most viable platform for growth. This includes our efforts to reduce the cost structures in each of our business units through overhead reduction, re-engineering initiatives and the elimination of unprofitable activities. We believe that we have made our enterprise stronger and more durable. We are reducing risk in our core business. We are investing in new customer-acquisition and marketing channels. Overall, business is looking brighter in most product segments, and we are cautiously optimistic."

           Ryder added: "We expect operating profit growth in Fiscal 2003 to reflect: reduced losses at U.S. BHE; growth at Books Are Fun and QSP; a full-year of contribution from Reiman; and flat results for International, partially offset by modest declines at U.S. Reader's Digest magazine, lower pension income and higher compensation-related expenses. We expect the first quarter of Fiscal 2003 to be in the range of $0 to $0.05 cents per share, slightly higher than last year. For the full fiscal year, we see stronger EPS performance, from $1.20 to $1.30, up from the $1.12 this year."


                            Segment Operating Results

        The company now has three business segments: North America Books and Home Entertainment, International Businesses, and U.S. Magazines. Fiscal 2002 and prior-year segment results have been restated. Reiman Publications has been included in U.S. Magazines, and the former New Business Development segment has been redistributed geographically, primarily between North America BHE and International Businesses. A description of each of the three segments appears on the final text page.

               North America Books and Home Entertainment (BHE)

     For Fiscal 2002 fourth quarter, North America BHE had an operating loss of $1 million, versus a loss of $4 million in Fiscal 2001. This improvement was partly driven by reduced losses in U.S. operations of BHE, reflecting overhead savings, lower promotional costs and improved response rates. After four difficult quarters, the segment began to see improved response rates in its U.S. business. Books Are Fun contributed to the improvement as BAF operating profits grew 17 percent.

     Fiscal 2002 fourth-quarter revenues declined to $142 million, down 6 percent from $151 million in Fiscal 2001. This was caused by lower revenues in U.S. BHE, down 23 percent, reflecting significantly reduced mail quantities and the elimination of unprofitable product lines, offset slightly by improved response rates. The Canadian business had modest declines in the quarter. Books Are Fun revenues grew by 14 percent.

       Full-year Fiscal 2002 operating profits were $14 million, down 74 percent from $56 million in Fiscal 2001. This was driven by sharply lower results in the United States, where operating profits dropped $45 million versus the prior year. Books Are Fun had an outstanding year, as operating profits grew by 15 percent despite the cancellation of hundreds of events following September
11. Revenues for North America BHE were $670 million, down 11 percent from $757 million in Fiscal 2001. This was caused by continued weakness in U.S. BHE, where revenue was down 30 percent because of reduced mail volumes, lower response rates and the elimination of unprofitable product lines. Books Are Fun revenues were up 13 percent, reflecting improved sales across all event venues.

                           International Businesses

        For the Fiscal 2002 fourth quarter, operating profits for International Businesses were $29 million, up 59 percent from $18 million in Fiscal 2001. This improvement was driven by revenue growth in Eastern Europe, Germany and Switzerland, reduced promotional and overhead costs in Australia and accelerated re-engineering efforts in most European markets. Much of this improvement reflects investments made earlier in the year, including the launch of new series products and Select Editions in newer markets. Revenues were $269 million, down 2 percent versus $273 million in Fiscal 2001. The revenue decline was caused principally by lower sales in Latin America. European revenues were up 1 percent, driven by continued growth in most Eastern European markets and higher sales of BHE products in Germany and Switzerland, somewhat offset by lower response rates in the United Kingdom and Poland.

        Full-year Fiscal 2002 operating profits were $89 million, versus $114 million in Fiscal 2001, a decline of 22 percent. Adjusting for foreign currency translation, operating profits fell by 15 percent. The decline in operating profits reflected a number of factors: Germany, the United Kingdom and Poland had increased promotional costs, resulting from lower response rates; most global markets experienced advertising softness; and Mexico had weaker performance in music mailings. The company increased its investment spending in many countries to develop new products, promotions and marketing channels, including the use of electronic direct mail.

        Full-year Fiscal 2002 revenues were $1.07 billion, down 4 percent from Fiscal 2001, or down 2 percent adjusting for the adverse effects of foreign currency translation. Europe had robust gains in developing markets including the Czech Republic, Hungary, and Russia, which together grew by 31 percent. This was offset by softness in some developed markets, notably the United Kingdom, Germany, and Poland. This reflected lower response rates in Germany and Poland and softer series performance in the United Kingdom. This was partly offset by increased revenues from new product and marketing-channel investment, including Select Editions outside list programs, telemarketing and financial services marketing alliances. Declines in Asia Pacific/Latin America were caused by economic-related softness. Australia was down for the year, but improved in the second half.

                                 U.S. Magazines

        For Fiscal 2002 fourth quarter, U.S. Magazines recorded operating profits of $5 million, representing an increase of $13 million versus Fiscal 2001. This improvement reflected reduced overhead costs at QSP, lower promotion costs and favorable timing of promotion costs for Reader's Digest magazine, as well as six weeks of profit contributions from Reiman Publications. Revenues were $134 million, up 12 percent versus $120 million in Fiscal 2001. Excluding Reiman, revenues were $103 million in the Fiscal 2002 quarter, down as a result of lower advertising and circulation revenues, and the absence of Walking and New Choices magazines, which were closed during Fiscal 2002. QSP revenues grew by 8 percent in the quarter.

        Full-year Fiscal 2002 operating profits grew by 5 percent to $81 million, mostly due to improved profits at Reader's Digest magazine. Operating profit growth reflected lower promotion costs and overhead savings, and the closing of Walking and New Choices, offset slightly by a 2 percent decline at QSP. Revenues for U.S. Magazines fell by 4 percent in Fiscal 2002 to $627 million, which included $31 million of revenues from Reiman. Excluding Reiman, revenues fell by 9 percent. This decline was caused by lower advertising and circulation sales at Reader's Digest magazine, 3 percent lower sales at QSP (reflecting the loss of over 2,000 event launches following September 11) and the absence of Walking and New Choices magazines.

The company has three operating segments:

- North America Books and Home Entertainment - Select Editions, series and general books, music, video and Young Families products in the United States and Canada; Books Are Fun; Reader's Digest magazine in Canada; QSP Canada; and financial services marketing alliances and other strategic initiatives in the United States and Canada.
- International Businesses - Products sold in more than 60 countries outside the United States and Canada, including: Select Editions, series and general books, music, video and Young Families products; Reader's Digest magazine in numerous editions and languages, Special Interest magazines in the Czech Republic, a personal finance magazine in the United Kingdom; and financial services marketing partnerships and other strategic initiatives in more than 30 countries.
- U.S. Magazines - Reader's Digest magazine in the United States, plus The Family Handyman, American Woodworker, Reader's Digest Large Type Edition, Selecciones, and QSP, Inc.; Reiman Media Group., including magazines Taste of Home, Light & Tasty, Quick Cooking, Birds & Blooms, Country, Country Woman, Country Discoveries, Reminisce, Farm & Ranch and Crafting Traditions, as well as books, cooking schools, country tours and other enterprises.

This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. Reader's Digest does not undertake to update any forward-looking statements.

                                 [Tables follow]

                                      ###


                                                                       APPENDIX

The tables and footnotes below reconcile the company's reported to adjusted earnings for the fourth quarter and Full-Year of Fiscal 2002 and Fiscal 2001.

                       Selected Financial Data for FOURTH QUARTER 2002

Millions of                       Reconciliation from Reported to         Segment Profit &
dollars, except                          Adjusted Earnings                Adjusted Earnings
per share data                                Net Other
                                 Reported     Operating      Other                 Q4 '02 vs.
                                  Q4 2002     Items (A)       (B)        Q4 2002     Q4 '01

Revenues                        $  545.3           --           --      $  545.3    $   0.8
Operating profit (C)            $    6.6      $ (26.7)          --      $   33.3    $  26.8
Other expense                   $  (11.4)          --      $  (7.0)     $   (4.4)   $  (0.9)
Net income                      $   (3.0)     $  (17.3)    $  (5.8)     $   20.1    $  14.4
Diluted EPS                       $(0.03)       $(0.17)     $(0.06)        $0.19      $0.14

(A) Net other operating items of $26.7 million is comprised of restructuring charges of $35.6 million including $14.7 million for severance, $9.2 million for contract terminations, and $11.7 million for asset impairments and other items. Adjustments of $8.9 million related to accrual balances from charges originally recorded in fiscal 2001 and prior periods.

(B) Other includes a loss of $1.0 million on the sale of Benchmark magazine, a write-off of Schoolpop, Inc. of $2.5 million, and expenses incurred in connection with the company's pending recapitalization of $3.5 million.

(C) Operating profit includes our consolidated results for Reiman since acquisition (May 20, 2002), which amounted to a ($0.02) loss per share.

                Selected Financial Data for FOURTH QUARTER 2001

Millions of dollars,           Reconciliation from Reported to
except per share data                 Adjusted Earnings
                                        Net Other      Investment     Segment Profit &
                             Reported   Operating     Impairments     Adjusted Earnings
                              Q4 2001   Items (D)         (E)             Q4 2001

Revenues                     $ 544.5          --           --              $ 544.5
Operating profit (F)         $ (20.0)    $ (22.7)      $  (3.8)            $   6.5
Other (expense) income       $ (36.6)         --       $ (33.1)            $  (3.5)
Net income                   $ (21.9)    $ (14.5)      $ (13.1)            $   5.7
Diluted EPS                   $(0.22)     $(0.14)       $(0.13)              $0.05

(D) Net other operating items of $22.7 million is comprised of charges of $31.3 million primarily for severance. Adjustments of $8.6 million related to accrual balances from charges originally recorded in prior years.

(E) Investment Impairments includes: (i) intangible asset impairment losses of $3.8 million (recorded in operating profit) related to Walking magazine ($0.02 per share); (ii) equity in losses (including amortization and a write-down) associated with BrandDirect Marketing, Inc. of $12.7 million resulting in a favorable $0.06 per share due to the tax benefit of the write-off; and (iii) write-downs of WebMD Corporation for $10.0 million ($0.10 per share), Schoolpop, Inc. for $7.5 million ($0.05 per share), and e-finet.com for $2.9 million ($0.02 per share).

(F) Segment operating profit for the fourth quarter 2001 includes $4.9 million ($0.04 per share) of goodwill amortization.

                    Selected Financial Data for FISCAL 2002

Millions of dollars, except     Reconciliation from Reported to        Segment Profit &
per share data                      Adjusted Earnings                  Adjusted Earnings
                                           Net Other
                              Reported     Operating     Other                   Fiscal  `02 vs.
                             Fiscal 2002   Items (G)      (H)      Fiscal 2002    Fiscal  `01


Revenues                      $ 2,368.6          --         --      $ 2,368.6     $ (149.6)
Operating profit (I)          $   157.7     $ (26.7)        --      $   184.4     $  (63.0)
Other expense                 $   (17.1)         --     $ (7.0)     $   (10.1)    $  (15.0)
Net income                    $    91.2     $ (17.3)    $ (5.8)     $   114.3     $  (53.5)
Diluted EPS                       $0.89      $(0.17)    $(0.06)         $1.12       $(0.48)

(G) Net other operating items of $26.7 million is comprised of restructuring charges of $35.6 million including $14.7 million for severance, $9.2 million for contract terminations, and $11.7 million for asset impairments and other items. Adjustments of $8.9 million related to accrual balances from charges originally recorded in fiscal 2001 and prior periods.

(H) Other includes a loss of $1.0 million on the sale of Benchmark magazine, a write-off of Schoolpop, Inc. of $2.5 million, and expenses incurred in connection with the company's pending recapitalization of $3.5 million.

(I) Operating profit includes our consolidated results for Reiman since acquisition (May 20, 2002), which amounted to a ($0.02) loss per share.

                    Selected Financial Data for FISCAL 2001

Millions of dollars,          Reconciliation from Reported to
except per share data               Adjusted Earnings
                                         Net Other       Investment     Segment Profit &
                           Reported      Operating      Impairments     Adjusted Earnings
                         Fiscal 2001     Items (J)          (K)           Fiscal 2001


Revenues                  $ 2,518.2            --             --            $ 2,518.2
Operating profit (L)      $   229.0       $ (12.6)       $  (5.8)           $   247.4
Other (expense) income    $   (41.2)           --        $ (46.1)           $     4.9
Net income                $   132.1       $  (8.6)       $ (27.1)           $   167.8
Diluted EPS                   $1.26        $(0.08)        $(0.26)               $1.60

(J) Net other operating items is comprised of restructuring charges of $22.7 million primarily for severance ($28.2 million) and an adjustment to prior accruals resulting from a favorable state tax settlement of $10.1 million.

(K) Investment Impairments includes: (i) intangible asset impairment losses of $5.8 million (recorded in operating profit) related to Walking magazine ($0.03 per share); (ii) equity in losses (including amortization and a write-down) associated with BrandDirect Marketing, Inc. of $24.9 million ($0.06 per share): and (iii) write-downs of WebMD Corporation for $10.0 million ($0.10 per share), Schoolpop, Inc. for $7.5 million ($0.05 per share), and e-finet.com for $2.9 million ($0.02 per share).

(L) Segment operating profit for Fiscal 2001 includes $20.6 million ($0.19 per share) of goodwill amortization.


                                                                                                                  Table 1 of 3

                                                     The Reader's Digest Association, Inc. and Subsidiaries
                                                                  Consolidated Statements of Income
                                                                 (In millions, except per share data)
                                                                              (Unaudited)

                                                              Three-month periods ended                 Twelve-month periods ended
                                                              June 30, 2002 and 2001 (A)                  June 30, 2002 and 2001

                                                              Fiscal Years           Better/          Fiscal Years           Better/
                                                           2002          2001        (Worse)        2002          2001       (Worse)

Revenues                                                  $545.3       $ 544.5          --       $ 2,368.6      $ 2,518.2       (6%)

Product, distribution and editorial expenses              (222.1)       (220.0)         (1%)        (947.7)        (971.2)       2%
Promotion, marketing and administrative expenses (B)      (289.9)       (318.0)          9%       (1,236.5)      (1,299.6)       5%
Other operating items                                      (26.7)        (26.5)         --           (26.7)         (18.4)     (45%)
                                                          ------       -------         ---       ---------      ---------      ---
Operating profit                                             6.6         (20.0)        133%          157.7          229.0      (31%)

Other income (expense), net (C)                            (11.4)        (36.6)         69%          (17.1)         (41.2)      58%
                                                          ------       -------         ---       ---------      ---------      ---

Income before provision for income taxes                    (4.8)        (56.6)         92%          140.6          187.8      (25%)

Provision for income taxes                                   1.8          34.7         (95%)         (49.4)         (55.7)      11%
                                                          ------       -------         ---       ---------      ---------      ---

Net income                                                $ (3.0)      $ (21.9)         86%      $    91.2      $   132.1      (31%)
                                                          ======       =======         ===       =========      =========      ===

Basic earnings per share:
   Weighted average common shares outstanding               99.7         102.6                       100.2          102.7

   Basic earnings per share                               $(0.03)      $ (0.22)         86%      $    0.90      $    1.27      (29%)
                                                          ======       =======         ===       =========      =========      ===

Diluted earnings per share:
   Weighted average common shares outstanding               99.9         103.1                       100.6          103.7

   Diluted earnings per share                             $(0.03)      $ (0.22)         86%      $    0.89      $    1.26      (29%)
                                                          ======       =======         ===       =========      =========      ===

Dividends per common share                                $ 0.05       $ $0.05          --       $    0.20      $    0.20         --


(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2002 and
2001 are the fourth fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  Effective July 1, 2001, the company adopted Statement of Financial Accounting Standards (SFAS) No. 142,
Goodwill and Other Intangible Assets. Under SFAS No. 142 goodwill is no longer amortized; however, goodwill must be reviewed at least annually for impairment. Accordingly, no goodwill amortization was recognized during fiscal 2002.  For the fourth quarter of fiscal 2001, included in operating profit was goodwill amortization of $4.9 million, or $0.04 per share. For the full fiscal year
2001, operating profit included amortization of $20.6 million or $0.19 per share.

(C)  Other income (expense), net for the twelve-month period ended June 30, 2001 includes equity in losses (including goodwill amortization of $2.7 in the fourth quarter and $10.9 for the full year) of BrandDirect Marketing, Inc. of $24.9 million. There were no such losses in fiscal 2002.



                                                                                                             Table 2 of 3
                                        The Reader's Digest Association, Inc. and Subsidiaries
                                         Revenues and Operating Profit by Operating Segments
                                                                (In millions)
                                                                  (Unaudited)

                                                       Three-month periods ended               Twelve-month periods ended
                                                       June 30, 2002 and 2001 (A)                June 30, 2002 and 2001

                                                         Fiscal Years                         Fiscal Years
                                                              Restated (B)   Better/                 Restated (B)     Better/
                                                      2002        2001       (Worse)       2002         2001          (Worse)

Revenues

North America Books and Home Entertainment           $142.2      $150.9         (6%)    $  670.3      $  756.8          (11%)

International Businesses                              268.9       273.3         (2%)     1,071.7       1,108.9           (3%)

U.S. Magazines                                        134.2       120.3         12%        626.6         652.5           (4%)
                                                     ------      ------        ---      --------      --------          ---


Total Revenues                                       $545.3      $544.5         --      $2,368.6      $2,518.2           (6%)
                                                     ======      ======        ===      ========      ========          ===

Operating Profit (Loss)

North America Books and Home Entertainment           $ (0.6)     $ (4.3)        86%     $   14.3      $   55.8          (74%)

International Businesses                               28.7        18.1         59%         89.4         114.5          (22%)

U.S. Magazines                                          5.2      $ (7.3)       171%         80.7          77.1            5%
                                                     ------      ------        ---      --------      --------          ---

Total Segment Operating Profit                       $ 33.3      $  6.5        412%     $  184.4      $  247.4          (25%)

Other Operating Items                                 (26.7)      (26.5)        N/M        (26.7)        (18.4)          N/M
                                                     ------      ------        ---      --------      --------          ---
Total Operating Profit                               $  6.6      $(20.0)       133%     $  157.7      $  229.0          (31%)
                                                     ======      ======        ===      ========      ========          ===


N/M - Not meaningful.

(A)  The company reports on a fiscal year beginning July 1.  The three-month periods ended June 30, 2002 and 2001 are the fourth fiscal quarters of fiscal year 2002 and fiscal year 2001, respectively.  Operating results for any interim period are not necessarily indicative of the results for an entire year.

(B)  The results for fiscal 2001 have been restated for the elimination of the former New Business Development segment. This segment was redistributed geographically, primarily between North America BHE and International Businesses.



                                                                                                              Table 3 of 3
                              The Reader's Digest Association, Inc. and Subsidiaries
                                         Consolidated Condensed Balance Sheets
                                                       (In millions)
                                                         (Unaudited)

                                                                                          June 30,
                                                                          June 30,          2001
                                                                            2002        Restated (A)
Assets
       Cash and cash equivalents                                        $    107.6      $     35.4
       Accounts receivable, net                                              306.0           274.8
       Inventories, net                                                      156.0           167.4
       Deferred promotion costs                                              140.9           106.7
       Prepaid expenses and other current assets                             153.2           192.1
                                                                        ----------      ----------
Total current assets                                                         863.7           776.4

       Property, plant and equipment, net                                    168.1           160.2
       Intangible assets, net                                              1,244.6           409.8
       Other noncurrent assets                                               426.3           334.5
                                                                        ----------      ----------
Total assets                                                            $  2,702.7      $  1,680.9
                                                                        ==========      ==========

Liabilities and Stockholder's Equity
       Loans and notes payable                                          $     32.7      $    160.3
       Accounts payable                                                      102.8            86.4
       Accrued expenses                                                      283.2           251.1
       Income taxes payable                                                   28.4            41.2
       Unearned revenue                                                      426.9           291.6
       Other current liabilities                                               6.8            28.9
                                                                        ----------      ----------
Total current liabilities                                                    880.8           859.5

       Postretirement and postemployment benefits other than pensions   $    128.1      $    138.7
       Unearned revenues                                                     134.8            54.1
       Long-term debt                                                        918.0             9.8
       Other noncurrent liabilities                                          169.1           159.0
                                                                        ----------      ----------
Total liabilities                                                          2,230.8         1,221.1

       Capital stock                                                          25.5            29.6
       Paid-in-capital                                                       224.6           226.1
       Retained earnings                                                   1,261.2         1,191.3
       Accumulated other comprehensive loss                                  (89.7)          (84.6)
       Treasury stock, at cost                                              (949.7)         (902.6)
                                                                        ----------      ----------
Total stockholder's equity                                                   471.9           459.8
                                                                        ----------      ----------
Total liabilities and stockholder's equity                              $  2,702.7      $  1,680.9
                                                                        ==========      ==========



(A)    During the first quarter of fiscal 2002, we changed our method of accounting for inventories in the United
       States, from the last-in, first-out (LIFO) method to the first-in, first-out (FIFO) method. Accordingly, the balance sheet as of June 30, 2001, has been restated.
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